Exhibit 99.1

CAPITAL ONE FINANCIAL CORPORATION (COF)

Reconciliation of Non-GAAP Measures and Regulatory Capital Measures

We refer to our consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) as our “reported” or GAAP financial statements. Effective January 1, 2010, we prospectively adopted two accounting standards related to the transfer and servicing of financial assets and consolidations that changed how we account for securitized loans. The adoption of these accounting standards, which we refer to as “consolidation accounting standards,” resulted in the consolidation of substantially all of our securitization trusts. Prior to our adoption of these new consolidation accounting standards, management evaluated the company’s performance on a non-GAAP “managed” basis, which assumed that securitized loans were not sold and the earnings from securitized loans were classified in our results of operations in the same manner as the earnings from loans that we owned. We believed that our managed basis information is useful to investors because it portrays the results of both on- and off-balance sheet loans that we manage, which enables investors to understand and evaluate the credit risks associated with the portfolio of loans reported on our consolidated balance sheet and our retained interests in securitized loans. Our non-GAAP managed basis measures may not be comparable to similarly titled measures used by other companies.

As a result of the adoption of these consolidation accounting standards, the accounting for the loans in our securitization trusts in our reported GAAP financial statements is similar to how we accounted for these loans on a managed basis prior to January 1, 2010. Consequently, we believe our managed basis presentations for periods prior to January 1, 2010 are generally comparable to our reported basis presentations for periods beginning after January 1, 2010. In periods prior to January 1, 2010, certain of our non-GAAP managed basis measures differed from our comparable reported measures because we assumed, for our managed basis presentation, that securitized loans that were accounted for as sales in our GAAP financial statements remained on our balance sheet.

The following tables, which are described below, provide a reconciliation of reported GAAP financial measures to the non-GAAP managed basis financial measures included in our filing. We also provide the details of the calculation of certain non-GAAP capital measures that management uses in assessing its capital adequacy.

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Table 1: Reconciliation of Financial & Statistical Summary—Reported GAAP Measures, Securitization Adjustments and Non-GAAP Managed Basis Measures	—	Reflects selected financial measures from our consolidated GAAP financial statements or metrics calculated based on our consolidated GAAP financial statements to those measures calculated based on our Non-GAAAP managed basis results.	2

Table 2: Explanatory Notes (Table 1)	—	Includes explanatory footnotes that provide additional information for certain financial and statistical measures presented in Table 1.	3

Table 3: Reconciliation of Non-GAAP Average Balances, Net Interest Income and Net Interest Margin	—	Presents a reconciliation of our average balances and net interest margin on a reported basis to our average balances and net interest margin on a non-GAAP managed basis.	4

Table 4: Reconciliation of Non-GAAP Capital Measures and Calculation of Regulatory Capital Measures	—	Presents a reconciliation of our regulatory capital measures to certain non-GAAP capital measures.	5

CAPITAL ONE FINANCIAL CORPORATION (COF)

Table 1: Financial & Statistical Summary—Reported GAAP Measures(8)

	Year Ended December 31,
	2010			2009(1)
(Dollars in millions) (Unaudited)	Reported	Securitization Adjustments	Managed	Reported		Securitization Adjustments	Managed
Earnings:
Net interest income	$12,457	$4	$12,461	$7,697		$4,392	$12,089
Non-interest income(2)	3,714	2	3,716	5,286	(3)	(539)	4,747

Total net revenue (4)	$16,171	$6	$16,177	$12,983		$3,853	$16,836
Provision for credit losses	3,907	6	3,913	4,230		3,853	8,083
Balance sheet statistics (period average)
Average loans held for investment	$128,526	$96	$128,622	$99,787		$43,727	$143,514
Average earning assets	175,741	74	175,815	145,310		40,683	185,976
Average assets	200,114	71	200,185	171,598		41,060	212,658
Average liabilities	175,173	71	175,244	144,992		41,060	186,052
Return on average assets (“ROA”)	1.52%	0.21%	1.73%	0.58%		(0.12)%	0.46%
Balance sheet statistics (period end)
Loans held for investment	$125,947	$0	$125,947	$90,619		$46,184	$136,803
Total assets	197,503	0	197,503	169,646		42,743	212,389
Total liabilities	170,962	0	170,962	143,057		42,767	185,824
Tangible assets (A)	183,158	0	183,158	155,516		42,767	198,283
Tangible common equity (“TCE”) ratio (B)	6.9%	0%	6.9%	8.0	%(5)	(1.7)%	6.3%
Performance statistics
Net interest income growth (year over year) (6)	62%	(59)%	3%	8%		2%	6%
Non-interest income growth (year over year) (6)	(30)	8	(22)	(22)%		10%	(12)%
Revenue growth (year over year)	25	(29)	(4)	(7)%		(7)%	—%
Net interest margin	7.09	0	7.09	5.30%		1.20%	6.50%
Revenue margin	9.20	0	9.20	8.94%		0.11%	9.05%
Non-interest expense as a% of average loans held for investment (annualized)	6.17	0	6.17	7.43%		(2.26)%	5.17%
Efficiency ratio (C)	49.06	0	49.06	56.21%		(12.86)%	43.35%
Credit quality statistics
Net charge-offs	$6,651	$6	$6,657	$4,568		$3,853	$8,421
Net charge-off rate (7)	5.18%	0%	5.18%	4.58%		1.29%	5.87%
30+ day performing delinquencies	$4,430	$0	$4,430	$3,746		$2,719	$6,465
30+ day performing delinquency rate (7)	3.52%	0%	3.52%	4.13%		0.60%	4.73%

CAPITAL ONE FINANCIAL CORPORATION (COF)

Table 2: Explanatory Notes (Table 1)

Notes

(1)	Effective February 27, 2009, the Company acquired Chevy Chase Bank, FSP for $476 million, which included a cash payment of $445 million and the issuance of 2.6 million common shares valued at $31 million. The acquisition of Chevy Chase Bank included $10 billion in loans and $13.6 billion in deposits.
(2)	Includes the impact from the change in fair value of retained interests, including interest-only strips, totaling $(5) million and $(146) million for the years 2010 and 2009, respectively.
(3)	In Q2 2009, the Company elected to convert and sell 404,508 shares of MasterCard class B common stock, which resulted in the recognition of a gain of $66 million that was recorded in non-interest income.
(4)	Billed finance charges and fees not recognized in revenue totaled $949 million and $2.1 billion for the years 2010 and 2009, respectively.
(5)	Includes the impact of the issuance of 56,000,000 common shares at $27.75 per share on May 14, 2009.
(6)	Prior period amounts have been reclassified to conform to the current period presentation and adjusted to reflect purchase accounting refinements related to the acquisition of Chevy Chase Bank, fsb (“CCB”).
(7)	The denominator used in calculating the allowance as a % of loans held for investment, the net charge-off rate and the 30+ day performing delinquency rate include loans acquired as part of the CCB acquisition. These metrics, calculated excluding CCB loans, are presented below.

(Dollars in millions) (unaudited)	2010	2009
CCB period end acquired loan portfolio	$5,532	$7,251
CCB average acquired loan portfolio	$6,302	$7,996
Allowance as a % of loans held for investment, excluding CCB loans	4.67%	4.95%
Net charge-off rate (Reported), excluding CCB loans	5.44%	4.98%
Net charge-off rate (Managed), excluding CCB	5.44%	6.21%
30+ day performing delinquency rate (Reported), excluding CCB	3.76%	4.49%
30+ day performing delinquency rate (Managed), excluding CCB	3.76%	4.99%

(8)	The managed loan portfolio does not include auto or home loans that have been sold in whole loan sale transactions where the Company has retained servicing rights.

Statistical/Metric Calculations

(A)

Tangible assets represent total assets from continuing operations less identifiable intangible assets and goodwill. See “Table 4: Reconciliation of Non-GAAP Capital Measures and Calculation of Regulatory Capital Measures.”

(B)

Tangible common equity (“TCE”) represents common stockholders’ equity (total stockholders’ equity less preferred stock) less identifiable intangible assets and goodwill. See “Table 4: Reconciliation of Non-GAAP Capital Measures and Calculation of Regulatory Capital Measures.”

(C)	Calculated based on non-interest expense less restructuring expense divided by total net revenue.

CAPITAL ONE FINANCIAL CORPORATION (COF)

Table 3: Reconciliation of Non-GAAP Average Balances, Net Interest Income and Net Interest Margin

	Year Ended December 31,
	2010			2009
(Dollars in millions)(unaudited)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Reported basis
Interest-earning assets:
Loans held for investment	$168,015	$15,276	9.09%	$136,697	$10,367	7.58%
Other	7,726	77	1.00	8,613	297	3.45

Total interest-earning assets	175,741	15,353	8.74	145,310	10,664	7.34

Interest-bearing liabilities:
Securitization liability	34,185	809	2.37	5,516	282	5.11
Total interest-bearing liabilities	154,363	2,896	1.88	126,600	2,967	2.34

Net interest income/spread		$12,457	6.86%		$7,697	5.00%

Interest income to average interest-earning assets			8.74%			7.34%
Interest expense to average interest-earning assets			1.65			2.04

Net interest margin			7.09%			5.30%

Non-GAAP securitization reconciliation adjustments
Interest-earning assets:
Loans held for investment	$96	$8	—%	$43,727	$5,678	1.31%
Other	(22)	0	(0.01)	(3,061)	(229)	(2.23)

Total interest-earning assets	74	8	0.00	40,666	5,449	1.32

Interest-bearing liabilities:
Securitization liability	79	4	—	41,100	1,057	(2.24)

Net interest income/spread		$4	—%		$4,392	1.26%

Interest income to average interest-earning assets			—%			1.32%
Interest expense to average interest-earning assets			—			0.12

Net interest margin			—%			1.10%

	Year Ended December 31,
	2010			2009
(Dollars in millions)(unaudited)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Non-GAAP managed basis
Interest-earning assets:
Loans held for investment	$168,111	$15,284	9.09%	$180,424	$16,045	8.89%
Other	7,704	77	0.99	5,552	68	1.22

Total interest-earning assets	175,815	15,361	8.74	185,976	$16,113	8.66

Interest-bearing liabilities:
Securitization liability	34,264	813	2.37	46,616	$1,339	2.87
Total interest-bearing liabilities	154,443	2,900	1.88	167,700	$4,024	2.40

Net interest income/spread		$12,461	6.86%		$12,089	6.26%

Interest income to average interest-earning assets			8.74%			8.66%
Interest expense to average interest-earning assets			1.65%			2.16

Net interest margin			7.09%			6.50%

CAPITAL ONE FINANCIAL CORPORATION (COF)

Table 4: Reconciliation of Non-GAAP Capital Measures and Calculation of Regulatory Capital Measures

In addition to disclosing required regulatory measures, the Company also reports certain non-GAAP capital measures that management uses in assessing its capital adequacy. These non-GAAP measures include average tangible common equity, tangible common equity (“TCE”), TCE ratio, Tier 1 common equity and Tier 1 common ratio. The table below provides the details of the calculation of each of these measures. While these non-GAAP capital measures are widely used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies, they may not be comparable to similarly titled measures reported by other companies.

(Dollars in millions)(unaudited)	2010	2009
Stockholders equity to non-GAAP tangible common equity
Total stockholders’ equity	$26,541	$26,590
Less: Intangible assets (1)	(13,983)	(14,107)

Tangible common equity	$12,558	$12,483

Total assets to tangible assets
Total assets	$197,503	$169,646
Less: Assets from discontinued operations	(362)	(24)

Total assets from continuing operations	197,141	169,622

Less: Intangible assets (1)	(13,983)	(14,107)

Tangible assets	$183,158	$155,515

Non-GAAP TCE ratio
Tangible common equity	$12,558	$12,483
Tangible assets	$183,158	$155,515

TCE ratio(2)	6.9%	8.0%

Non-GAAP managed basis TCE ratio
Total reported assets	$197,503	$169,646
Plus: Securitization adjustment (3)	—	42,767

Total managed assets	$197,503	$212,413
Less: Assets from discontinued operations	(362)	(24)

Total assets from continuing operations	197,141	212,389
Less: Intangible assets (1)	(13,983)	(14,107)

Managed tangible assets	$183,158	$198,282

Tangible common equity	$12,558	$12,483
Managed tangible assets	$183,158	$198,282
Managed TCE ratio (2)	6.9%	6.3%
Non-GAAP Tier 1 common equity and regulatory capital ratios
Total stockholders’ equity	$26,541	$26,590
Less: Net unrealized (gains) losses on AFS securities recorded in AOCI (4)	(368)	(200)
Net losses on cash flow hedges recorded in AOCI(4)	86	92
Disallowed goodwill and other intangible assets (5)	(13,953)	(14,125)
Disallowed deferred tax assets	(1,150)	—
Other	(2)	(2)

Tier 1 common equity	$11,154	$12,355
Plus: Tier 1 restricted core capital items(6)	3,636	3,634

Tier 1 capital	$14,790	$15,989

Plus: Long-term debt qualifying as Tier 2 capital	2,827	3,018
Qualifying allowance for loan and lease losses	3,748	1,581
Other Tier 2 components	29	4

Tier 2 capital	$6,604	$4,603

Total risk-based capital(7)	$21,394	$20,592

Risk-weighted assets(8)	$127,132	$116,309

Tier 1 common ratio (9)	8.8%	10.6%
Tier 1 risk-based capital ratio (10)	11.6%	13.8%
Total risk-based capital ratio (11)	16.8%	17.7%

(1)	Includes impact from related deferred taxes.
(2)	Calculated based on tangible common equity divided by tangible assets.
(3)	Reflects the adjustment to reported total consolidated assets to reflect loans underlying off-balance sheet securitized trusts in the same manner as on-balance sheet loans.
(4)	Amounts presented are net of tax.
(5)	Disallowed goodwill and other intangible assets are net of related deferred tax liability.
(6)	Consists primarily of trust preferred securities.
(7)	Total risk-based capital equals the sum of Tier 1 capital and Tier 2 capital.
(8)	Calculated based on prescribed regulatory guidelines.
(9)	Tier 1 common ratio is a non-GAAP measure calculated based on Tier 1 common equity divided by risk-weighted assets.
(10)	Tier 1 risk-based capital ratio is a regulatory capital measure calculated based on Tier 1 capital divided by risk-weighted assets.
(11)	Total risk-based capital ratio is a regulatory capital measure calculated based on Total risk-based capital divided by risk-weighted assets.